EXHIBIT 99.1

Amendment to Severance and Incentive Agreement
     This Amendment to Severance and Incentive Agreement (the “Amendment Agreement”) is made and entered into as of May 19, 2006 (the “Effective Date”) by and between EPIX Pharmaceuticals, Inc. (the “Company”) and Andrew Uprichard (the “Executive”).
Recitals.
WHEREAS, the Company and the Executive entered into a Severance and Incentive Agreement (the “Agreement”) dated as of September 14, 2005;
WHEREAS, the Agreement provides that the Executive is entitled to certain severance benefits if there is a change in his title so that he is no longer President and Chief Operating Officer of the Company, but requires the Executive to voluntarily terminate his employment within ninety (90) days following the change in his title in order to trigger the severance rights; and
WHEREAS, in anticipation of the possible merger of the Company with Predix Pharmaceuticals Holdings, Inc. (“Predix”) and the elimination of the position of Chief Operating Officer following the merger, the Company and the Executive wish to amend the Agreement to provide the Executive with incentive to remain with the Company following the anticipated merger by delaying the date on which the Executive would be required to voluntarily terminate his employment in order to trigger certain severance rights.
Amendment Agreement.
NOW THEREFORE, the Company and the Executive, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:
     1.      At such time, if any, that the merger of the Company and Predix is completed, Section 1. (Severance), subpart b. of the Agreement shall be deleted from the Agreement and replaced with the following new Section 1.b.:
b.      If the Executive voluntarily terminates his employment within one calendar year following (i) a change to his title (so that he is no longer President and Chief Operating Officer), (ii) a substantial diminution in his duties as President and Chief Operating Officer, or (iii) a material reduction in his base salary, then he shall be entitled to the Severance set forth above (i.e., Section 1.a. of the Agreement), provided that the Executive must provide written notice to the Chief Executive Officer of his intent to terminate his employment pursuant to this provision at least thirty (30) days in advance of the intended termination date.

     2.      This Amendment Agreement may be signed in two identical counterparts, each of which shall be treated as an original.
     3.      Except as expressly amended hereby, the terms of the Agreement shall continue in full force and effect in accordance with the provisions thereof.

SIGNED AND SEALED:

ANDREW UPRICHARD	EPIX PHARMACEUTICALS, INC.
/s/ ANDREW UPRICHARD Dated: May 19, 2006	By: /s/ CHRISTOPHER F.O. GABRIELI Christopher F.O. Gabrieli Title: Chairman Dated: May 15, 2006